                                  Exhibit 11

                           SEATTLE FILMWORKS, INC.

                       COMPUTATION OF EARNINGS PER SHARE



                                                                       Fiscal Years Ended
                                                         September 30,     September 24,    September 25,
                                                             1995              1994            1993
===========================================================================================================

 COMPUTATION OF PRIMARY EARNINGS PER SHARE:
-------------------------------------------

  Weighted average shares outstanding                        7,067,446        7,585,005       7,593,504

  Net effect of dilutive stock options based on the
   treasury stock method using average market price            688,145          604,040         591,240
                                                               -------          -------         -------

Total shares and equivalents                                 7,755,591        8,189,045       8,184,744
                                                            ==========        =========      ==========

 Net income                                                 $5,682,000       $4,438,000      $3,570,000
                                                            ==========       ==========      ==========

PRIMARY EARNINGS PER SHARE                                        $.73             $.54            $.43
                                                                  ====             ====            ====



 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE:
 ------------------------------------------------

Weighted average shares outstanding                          7,067,446        7,585,005       7,593,504


  Net effect of dilutive stock options based on the
   treasury stock method using the higher of year-end
   market price or average market price                        753,728          678,113         645,267


Total shares and equivalents                                 7,821,174        8,263,118       8,238,771
                                                             =========        =========       =========

Net income                                                  $5,682,000       $4,438,000      $3,570,000
                                                            ==========        =========      ==========

FULLY DILUTED EARNINGS PER SHARE                                  $.73             $.54            $.43
                                                                  ====             ====            ====
